Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-103646) and Form S-3 (No. 333-104188) of Dade Behring Holdings, Inc. of our report dated March 14, 2005 of the Successor Company relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting and of our report dated February 24, 2003 of the Predecessor Company relating to the financial statements, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Chicago, Illinois
March 14, 2005